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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES PURCHASE OF GATHERING AND PROCESSING ASSETS
IN EASTERN GREEN RIVER BASIN

        DENVER, November 16, 2004. Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that one of its wholly-owned subsidiaries, Mountain Gas Resources, Inc., has signed a purchase and sale agreement to purchase certain natural gas gathering and processing assets in the eastern Green River Basin of Wyoming from Duke Energy Field Services, LP, Overland Trail Transmission, LLC and Duke Energy Field Services Marketing, LP for approximately $28 million before adjustments. Closing is expected to occur in early 2005.

        The purchase price includes the Patrick Draw processing plant with 150 MMcfd of capacity and approximately 140 miles of related gathering systems. Patrick Draw is currently processing approximately 35 MMcfd of gas from several large producers in the area. Patrick Draw will be integrated into Western's existing systems in the area, which includes the Red Desert processing plant and several gathering systems acquired in early 2003. Western also has a drilling program underway in the area on its leasehold of approximately 30,000 net acres.

        Peter Dea, President and Chief Executive Officer of Western, stated, "These assets are a tremendous fit with our existing gathering, processing and leasehold assets in the Wamsutter, Red Desert and Washakie Basin areas of the eastern Green River Basin. The systems will add immediate cash flow and growth opportunities to our fully integrated operations in this emerging core area. This acquisition furthers our strategy to be a premier producer, processor and gatherer of unconventional natural gas in the Rocky Mountain region."

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding acquisitions and future growth potential. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, unknown factors discovered in due diligence, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity, the success of third-party producers drilling near its systems and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090 Email: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES PURCHASE OF GATHERING AND PROCESSING ASSETS IN EASTERN GREEN RIVER BASIN